AGREEMENT

     THIS AGREEMENT made this 12th day of October 1994, between BRUCE A PASTORIUS, hereinafter referred to as "ASSIGNOR", and HOLOGRAPHICS, INC., a Nevada corporation, hereinafter referred to as "ASSIGNEE".

     WHEREAS, ASSIGNOR is the owner of assignment rights to certain patents more particularly described in Exhibit "A" attached hereto and made a part hereof, and

     WHEREAS, ASSIGNEE desires to acquire said assignment rights in furtherance of ASSIGNEE's commercial enterprises including, but not limited to, the rapid verification of identification documents;

      NOW, THEREFORE, it is agreed that:

             1. ASSIGNEE will issue ASSIGNOR, ONE MILLION FOUR HUNDRED THOUSAND (1,400,000) shares of common stock of ASSIGNEE upon the execution of this Agreement.

             2. ASSIGNOR agrees to assign to ASSIGNEE, all of his right, title and interest in and to his assignment rights in the patents listed in Exhibit "A" attached hereto and made a part hereof.

             3. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

             4. No assignment of this Agreement or any right accruing hereunder shall be made in whole or in part by any party hereto without the prior written consent of the other party.

             5. This Agreement shall be binding upon and enure to the benefit of the heirs, executors, successors and assigns of the respective parties hereto.

             IN WITNESS WHEREOF, the parties hereto have executed this document on the date hereinabove set forth.


                                    /s/ Bruce A. Pastorius
                                    BRUCE A. PASTORIUS, ASSIGNOR



                                    /s/ Bruce A. Pastorius
                                    by: Bruce A. Pastorius, President
                                         HOLOGRAPHICS, INC., ASSIGNEE

                                  EXHIBIT"A"

                                   Patents
                                   -------

      1. Patent Number 5,095,194 issued by the United States Patent and Trademark Office dated March 10, 1992 for HOLOGRAPHIC CREDIT CARD WITH AUTOMATICAL AUTHENTIFICATION AND VERIFICATION.

      2. Patent application dated July 27, 1993, Serial Number 08/097,530 for METHOD AND SYSTEM FOR MULTIPLE ACCESS HOLOGRAPHIC CARD.

                                  ASSIGNMENT

     I, JOSEPH S. BARBANELL, now residing San Francisco, California of the United States of America, for good and valuable consideration, receipt of which is hereby acknowledged, have assigned and do hereby assign to BRUCE A. PASTORIUS, an individual residing at 4669 Hillside Drive Castro Valley, California 94546 (hereinafter referred to as Assignee) his successors, assigns and legal representatives, my ENTIRE RIGHTS, TITLES, and INTERESTS, including without limitation any and all powers, options and past, present or future contract rights in, of and to the subject matter invented by me and disclosed and claimed in the following grants of LETTERS PATENT and APPLICATIONS for grants of LETTERS PATENT of the United States of America and any and all contracts:

            1. LETTERS PATENT NO. 5,095,194, issued by the UNITED STATES OF AMERICA on March 10, 1992, entitled: HOLOGRAPHIC CREDIT CARD WITH AUTOMATIC AUTHENTICATION AND VERIFICATION on Application Serial No. 420,816, filed with the United States Department of Commerce, Patent and Trademark Office on OCTOBER 12,1987, and in and to any and all divisions, reissues, continuations and extensions thereof;

            2. LETTERS PATENT NO. 5,138,468, issued by the UNITED STATES OF AMERICA on August 11, 1992, entitled: KEYLESS HOLOGRAPHIC LOCK on Application Serial No. 473,89O filed with the United States Department of Commerce, Patent and Trademark Office on February 2,1990, and in and to any and all divisions, reissues continuations and extensions thereof; and

            3. PATENT APPLICATION entitled: METHOD AND SYSTEM FOR MULTIPLE ACCESS HOLOGRAPHIC CARD, Application Serial No. 08/097,530, filed by me on JULY 27, 1993 with the United States Department of Commerce, Patent and Trademark Office; and in and to any and all divisions, reissues, continuations and extensions thereof, and in and to all corresponding applications for Letters Patent and all Convention and Treaty Rights of any kind, in all countries throughout the world, for all such subject matter.

      I hereby authorize and request that the Patent Office Officials in the United States and any and all foreign countries issue any and all of such Letters Patent or similar documents, when granted, to such Assignee, as the owner of the entire right, title and interest in, of and to the same, for the sole use and enjoyment of the Assignee, and his successors and assigns.


         ASSIGNMENT OF TITLE TO PATENT AND PATENT APPLICATIONS - PAGE 1 OF 2

    I further direct all attorneys, who may have possession of any documents, records and writings reflecting work performed and/or conducted on my behalf relating in anyway to the Patent Applications and Grants of Letters Patent identified above to correspond with and to surrender possession of such documents, records and writings to the Assignee, and his successors and assigns upon demand.

      In testimony whereof, I have hereunto set my hand this 17th day of March, 1995 in SAN FRANCISCO, California.


                                Signature: /s/ Joseph Barbanell
                                Inventor: JOSEPH S. BARBANELL, Ph.D
                                Residence: San Francisco, California 95363

STATE OF CALIFORNIA      :
                         :SS
COUNTY OF SAN FRANCISCO  :

     On this 17th day of MARCH 1995, before me, a Notary Public in and for the State of California, personally appeared JOSEPH S. BARBANELL Ph.D., who proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed same in his authorized capacity, and that by his signature on the instrument, the person, or entity, upon behalf of which the person acted, executed the instrument.

     Witness my hand and official seal.

                                     /s/ H.M.T. Najmabadi
                                     Notary Public, State of California
(SEAL)                               My commission expires:

                                      <Stamped with notary seal of:
                                       H.M.T. Najmabadi
                                       Comm. #963556
                                       Notary Public - California
                                       City & County of San Francisco
                                       My comm. Expires Arpil 5, 1996>


     ASSIGNMENT OF TITLE TO PATENT AND PATENT APPLICATIONS - PAGE 2 OF 2